UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC  20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  June 4, 2002

SURGICARE, INC.

(Exact name of registrant as specified in its charter)

DELAWARE

(State or other jurisdiction of incorporation)

001-16587	58-1597246
(Commission File Number)	(I.R.S. Employer Identification No.)

12727 Kimberly Lane, Suite 200

(Address of principal executive offices, including zip code)

(713) 973-6675

(Registrant’s telephone number, including area code)

Item 2.    Acquisition or Disposition of Assets

SurgiCare, Inc. (“SurgiCare”) formed a real estate subsidiary to acquire and develop land for new ambulatory surgery centers.  In conjunction with this development, the company acquired five properties in a transaction valued at approximately $6,000,000, which acquisition closed on June 4, 2002, from American International Industries, Inc., Texas Real Estate Enterprises, Inc., and Midcity Houston Properties, Inc.  SurgiCare issued 1,200,000 shares of Series AA Preferred Stock to fund the transaction.  The Series AA Preferred Stock may be redeemed, in whole or in part at any time prior to its Conversion Date (defined below), at the option of SurgiCare.  The redemption price is $5.00 per share.  The Series AA Preferred Stock shall be converted automatically into shares of SurgiCare common stock on a 1-to-1 basis, with 300,000 shares being converted on each of the following four dates: June 4, 2003, June 4, 2004, June 4, 2005, and June 5, 2006 (each date referred to as a “Conversion Date”).  However, in the event that the value of the common stock is less than $5.00 per share for the five (5) days preceding the Conversion Date, the holder shall be entitled to receive, at SurgiCare’s discretion, either: (a) shares of Series B Preferred Stock, which is yet to be designated, or (b) cash in an amount equal to the difference between $5.00 and the value of a share of common stock on the Conversion Date multiplied by the number of shares of Series AA Preferred Stock converted (the “Cash Amount”).  The number of shares of Series B Preferred Stock that the holder would be entitled shall be determined by dividing the Cash Amount (that would be received if the holder selected the cash option) by the value of a share of common stock.  Though the Series B Redeemable Preferred Stock has not been designated, it shall be redeemed on the first anniversary of their issuance at the rate of $5.00 per share and shall bear dividends at a rate per annum of 16% of their face value payable in cash quarterly until such shares are redeemed.  Holders of Series AA Preferred Stock are entitled to one vote for each share of Series AA Preferred Stock held at all shareholders meetings for all purposes.

Effective July 1, 2002, SurgiCare acquired an additional 62% interest in San Jacinto Center, Ltd., a Texas limited partnership, (“San Jacinto”) from twenty-five individuals, which along with its previously owned interest, brings SurgiCare’s aggregate interest in San Jacinto to 72%.  The aggregate purchase price for the 62% interest was $12,118,950, payable as follows: (a) cash payments of $4,464,876 paid at closing, (b) the issuance of 2,551,358 shares of SurgiCare common stock valued at $2.00 per share, and (c) the issuance of $2,551,358 in convertible / redeemable debentures (“Debentures”).  The terms of the Debentures are as follows: (a) maturity date of June 30, 2022, (b) interest rate of 9.4% per annum, payable monthly, (c) conversion price of $5.00 per share, (d) SurgiCare may, on ten days notice, require the holders, at the holders’ option, to either convert part of the outstanding principal to common stock or receive cash repayment of principal, and (e) upon conversion or repayment of 43.5% of the principal amount of the Debentures, the holders may convert the remaining principal balance into limited partnership units of San Jacinto upon terms to be determined at such time.

Item 5.    Other Events

On July 15, 2002, SurgiCare closed a $1,000,000 funding.  SurgiCare issued convertible debentures in the principal amount of $1,000,000 maturing July 14, 2003, bearing interest at a rate of 10% per annum, with principal and interest due upon maturity.  In the event that the closing bid price is not $2.20 per share or higher for 75 or more trading days, commencing on November 15, 2002 and prior to maturity, interest will accrue on the entire principal amount at a rate of 25% per annum.  The debentures are convertible into common stock at a price equal to $1.50 per share.  In connection therewith, SurgiCare issued three-year warrants authorizing the holders to purchase an aggregate of 235,849 shares of common stock at a purchase price of $2.12 per share.  SurgiCare has agreed to register the resale of the shares underlying the warrants as well as the resale of the shares, issuable upon conversion of the debentures, and intends to file a registration statement no later than August 15, 2002.

On May 31, 2002, SurgiCare acquired a 51% interest in the Tuscarawas Ambulatory Surgery Center (“Tuscarawas Center”) located in Dover, Ohio for an aggregate of $725,000 cash and warrants to purchase 200,000 shares of SurgiCare common stock at an exercise price of $.01 per share expiring May 31, 2007.  SurgiCare has also entered into a Management Agreement with the Tuscarawas Center to act as exclusive manager of the Tuscarawas Center in exchange for 5% of the Tuscarawas Center’s net monthly collected revenue.

SurgiCare has entered into an agreement to acquire Aspen Healthcare, Inc., a Colorado corporation, expected to close in August 2002.  The purchase price of Aspen is $6,800,000 which consists of: (a) $6,456,000 in cash to be paid in four (4) non-refundable installments of $150,000, $50,000, $500,000, and $5,756,000, on June 14, June 21, July 8, and August 6, 2002, respectively (provided that SurgiCare may make a payment of $300,000 on August 1, 2002, in lieu of the August 6, 2002 payment with the remaining amount due September 14, 2002), (b) 163,000 shares of SurgiCare common stock (of which 163,000 shares may be put to SurgiCare at a price of $2.24 per share), and (c) warrants to purchase 136,786 shares of SurgiCare common stock at an exercise price of $2.24 per share expiring August 30, 2007.  SurgiCare has made all payments to date.

Item 7.    Financial Statements And Exhibits

(a)                                  Financial Statements of Business Acquired.

The appropriate financial statements for San Jacinto will be filed with the Securities and Exchange Commission no later than September 13, 2002.

(b)           Pro Forma Financial Information.

The appropriate pro forma financial information relating to the San Jacinto acquisition will be filed with the Securities and Exchange Commission no later than September 13, 2002.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SURGICARE, INC.

By:	/s/ Charles Cohen
Charles Cohen, Co-Chief Executive Officer

DATE:  August 6, 2002